SECURED PROMISSORY NOTE [Arizona]


$300,000.00     September 30, 1999 Scottsdale, Arizona


FOR VALUE RECEIVED, RIDGEWOOD HOTELS, INC., A Delaware corporation ("Maker"), hereby promises to pay to LOUISVILLE HOTEL, L.P., a Delaware limited partnership ("Holder"), or order, at 6900 East 2nd Street, Scottsdale, Arizona, the principal amount of Three Hundred Thousand Dollars ($300,000.00), with interest on such amount until paid, at the rate set forth below and payable as follows:

1. INTEREST RATE

The amount of outstanding principal shall bear interest at the rate of 13% per annum. Interest shall commence on the princi-pal balance from and after October 1, 1999 and shall be calculated on the basis of a 365-day year.

2. TERM

All unpaid principal, together with any and all accrued and unpaid interest, shall be due upon the earlier of (i) three (3) years after the date hereof which is September 30, 2002 or (ii) the acquisition of Holder's membership interest in Louisville Hotel, LLC (the "LLC") pursuant to the Operating Agreement of Louisville Hotel, LLC effective as of May 1998, as amended by that First Amendment to the Operating Agreement of Louisville Hotel, LLC dated as of September 30, 1999 (such Operating Agreement of Louisville Hotel, LLC as at any time amended, modified, revised or replaced, the "Operating Agreement") (the "Maturity Date").

3. PAYMENT

Interest only shall be payable in monthly installments due on the first
(1st) day of each month beginning on November 1, 1999, and continuing to the Maturity Date, on which date the amount equal to the outstanding princi-pal balance, together with accrued and unpaid interest, shall be due and payable.

Any payment hereunder shall be applied first to the payment of costs and charges of collection, if any, then to accrued in-terest, and the balance, if any, shall be then applied to reduc-tion of principal. Principal and interest are payable in lawful money of the United States of America.

4. LATE PAYMENT

 Maker agrees that if for any reason it fails to make any on the monthly payments required herein, including the amount due at the Maturity Date, within five (5) days after the due date, Holder shall be entitled to damages for the detriment caused thereby, the extent of which damages are extremely difficult and impractical to ascertain. Maker there-fore agrees that a sum equal to five percent (5%) of such delin-quent payment is a reasonable estimate of such damages and Maker agrees to pay such sum upon demand by Holder. Accept-ance of such late charge by the Holder shall in no event consti-tute a waiver of Maker's default with respect to such overdue amount nor pre-vent the Holder from exercising any of the other rights and remedies granted hereunder.

5. SECURITY AGREEMENT

This Note is secured by (i) a Membership Interest Security Agreement, executed contemporaneously herewith by Maker in favor of Holder, which grants security interests in Maker's ownership interests in Louisville Hotel LLC, a Delaware limited liability company (the "Security Agreement") (ii) the Arizona Deed of Trust (as defined on Exhibit A) and (iii) the Florida Deed of Trust (as defined on Exhibit A).

6. DEFAULT/ACCELERATION

 If any one or more of the following events shall occur (hereinafter called an "Event of Default"), namely: (i) default shall be made in the payment of any installment here-under, when due; or (ii) default shall be made in the punc-tual payment of any other obligation of the Maker to the Holder under the Membership Interest Purchase Agreement dated concurrently herewith by and between Maker and Holder (the "Purchase Agreement") or otherwise when due; or (iii) there is any default or event of default under any of the loan documents as described on Exhibit "A" attached hereto and incorporated herein by this reference (as at any time amended, modified, renewed or replaced, the "Loan Documents") which is not cured within any applicable cure period; or (iv) Maker shall become insolvent, or shall be unable to pay its debts as they mature; or shall admit in writing its inability to pay its debts as they mature; or shall make an assignment for the benefit of its creditors; or shall file or commence or have filed or commenced against it any proceeding for any relief under any bankruptcy or insolvency law or any law or laws relat-ing to the relief of debtors, readjustment of indebtedness, reorganizations, compositions or extensions, or a receiver or trustee shall be appointed for the undersigned; or (v) an event of default shall exist under the Security Agreement which is not cured within any applicable cure period; or (vi) Maker shall fail to comply with any other provision of this Note; or
(vi) any representation or warranty made herein or in the Security Agreement shall be false in any material respect; or (vii) there is any default or event of default under the Operating Agreement by Maker which is not cured within any applicable cure period, and with respect to each of the foregoing, in the case of any monetary obligation, the same shall not be paid within five (5) days of written notice of such failure by Holder to Maker, except that after two (2) such notices shall have been given by Holder under any Loan Document, no such further notices will be given by Holder and Maker shall be in default with respect to any monetary obligation if the same is not paid within five (5) days of when due, and in the case of any non-monetary obligation which is curable, the same shall not be cured within twenty
(20) days of written notice of such failure by Holder to Maker (provided that if a cure period is provided in any other Loan Document or the Operating Agreement, such cure periods shall control with respect to defaults under such agreements, and the cure period provided herein shall not apply with respect thereto), THEN, upon the occurrence of any such Event of Default, or upon the expiration of the term of this Note, Holder at its election, and without presentment, demand, notice of any kind, all of which are ex-pressly waived by Maker, may declare the entire outstanding balance of principal and interest thereon immediately due and payable, together with all costs of collec-tion, including attorneys' fees, or may exercise upon or enforce its rights to its collateral, as may be set forth in the Security Agreement or otherwise.

7. NO WAIVER BY HOLDER

The acceptance by Holder of any payment under this Note after the date such payment is due, or the failure to declare an Event of Default as herein provided, shall not constitute a waiver of any of the terms of this Note or the right to require the prompt payment when due of future or succeeding pay-ments or to declare an Event of Default for any failure to so pay or for any other default. The acceptance by Holder of a payment of a portion of any installment at any time that such installment is due in full shall not cure or excuse the default caused by the failure to pay such installment in full and shall not constitute a waiver of the right to require full payment when due of all future or succeed-ing installments.

8. ATTORNEYS' FEES AND COSTS

In the event Holder takes any action to enforce any provision of this Note, either through legal proceedings or otherwise, Maker promises to immediately reimburse Holder for reasonable attorneys' fees and all other costs and expenses so incurred. Maker shall also reimburse Holder for all reasonable attorneys' fees and costs reason-ably incurred in the representation of Holder in any bankruptcy, insolvency, reorganization or other debtor-relief proceeding of or relating to Maker or any security for the obligations hereunder, or for any action to enforce any judgment rendered hereon or relating to enforcement hereof.

9. WAIVERS

The Maker, endorsers, guarantors and sureties of this Note hereby waive diligence, demand, presentment, notice of non-payment, protest and notice of protest; expressly agree that this Note, or any payment hereunder, may be renewed, modified or extended from time to time and at any time; and consent to the acceptance or release of security for this Note or the release of any party or guaran-tor, all without in any way affecting their liability and waive the right to plead any and all statutes of limitations as a de-fense to any demand on this Note, or on any guaranty thereof, or to any agree-ment to pay the same to the full extent permissible by law.

10. MAXIMUM INTEREST

 In no event whatsoever shall the amount paid, or agreed to be paid, to Holder for the use, forbearance or deten-tion of money to be loaned hereunder or otherwise, for the per-formance or payment of any covenant or obligation contained herein, exceed the maxi-mum amount permissible under applicable law. If from any circum-stance whatsoever fulfillment of any provision hereof exceeds the limit of validity prescribed by law, then, ipso facto, the obli-gation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance Holder shall ever receive as interest under this Note or other-wise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the prin-cipal amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of prin-cipal, such excess shall be refunded to Maker.

11. PREPAYMENT

Maker may prepay this Note in full or in part at any time without prepayment charge. No partial prepayment shall release Maker from thereafter tendering all regular scheduled monthly payments required herein until the Note is paid in full.

12. NOTICES

Any notice which a party is required or may desire to give the other shall be in writing and may be sent by personal delivery or by mail (either (i) by United States registered or certified mail, return receipt requested, postage prepaid, or (ii) by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery), addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

To Maker:

2859 Paces Ferry Road, Suite 700 Atlanta, Georgia  30339 Attention:
Mr. N. Russell Walden Ms. Karen Hughes Telecopier:  (770) 433-8935
Telephone:  (770) 434-3670

To Holder:

Louisville Hotel, L.P. 6900 East 2nd Street Scottsdale, Arizona  85251
Attention:  Mr. Timothy Wright Telecopier:  (602) 874-0678 Telephone:
(602) 874-0706

 Any notice so given by mail shall be deemed to have been given as of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier's proof of delivery, as the case may be. Any such notice not so give shall be deemed given upon receipt of the same by the party to whom the same is to be given.

13. ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS

Maker is a corporation formed and incorporated under the laws of the State of Delaware. The principal place of business and chief executive office of Maker is located at the address for notice to such party as set forth herein. The registered agent of Maker and its address is:

Ms. Karen Hughes 2859 Paces Ferry Road, Suite 700 Atlanta, Georgia 30339 Telecopier: (770) 433-8935 Telephone: (770) 434-3670

Maker shall, from time to time, promptly execute and deliver all further instruments and documents and take all further action that may be reasonably necessary or desirable or that Holder may request, in order to effectuate the provisions of this Note.

14. MISCELLANEOUS

The terms of this Note shall inure to the benefit of and bind the parties hereto and their successors and assigns. As used herein the term "Maker" shall include the undersigned Maker and any other person or entity who may subsequently become liable for the payment hereof. All obligations hereunder are joint and several and references to "Maker" shall refer to each and every one of them. The term of this Note shall inure to the benefit of and bind Maker and Holder and their successors and assigns. The term "Holder" shall include the named Holder as well as any other person or entity to whom this Note or any interest in this Note is conveyed, transferred or assigned. Each person signing this Note on behalf of Maker represents and warrants that he has full authority to do so and that this Note binds Maker.

15. TIME OF ESSENCE

It is agreed that time is of the essence as to every term, condition and provision of this Note.

16. SEVERABILITY

Every provision hereof is intended to be several and if any provision is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other provisions hereof, which shall remain binding and enforceable.

 17. MODIFICATION

This Note may not be changed or modified orally, nor may any right or provision hereof be waived orally, but in each instance only by an instrument in writing signed by the party against which enforcement of such change, modification or waiver is sought.

18. REMEDIES CUMULATIVE

Each and every right, remedy and power hereby granted to Holder or allowed it by law or other agreement shall be cumulative and not exclusive and may be exercised by Holder from time to time.

19. NONRECOURSE

Notwithstanding any other provision of this Note or the Loan Documents, except as provided hereinbelow, Maker shall not be personally liable for the payment of the principal sum or any interest due or any other amount under this Note, and Holder agrees that in no event shall any monetary deficiency judgment for such amount be sought or secured against Maker for the payment of sums due hereunder. Notwithstanding the foregoing, however, nothing in this Note or other Loan Documents shall be deemed to limit the rights and remedies of Holder with respect to, or limit the liability of Maker for, any and all losses, costs, claims, demands, judgments, penalties, fines, liabilities, damages or expenses arising (directly or indirectly), by reason of the occurrence or existence of or relating to any of the following: (a) fraud or misrepresentation by Maker, (b) misappropriation or misapplication of any property securing the obligations under this Note, including, but not limited to rents, issues, profits or other revenues, and/or other revenues and/or monies, including security deposits, insurance proceeds and condemnation awards, including any failure to apply the same to amounts under the Note or (c) intentional waste with regard to any security for the obligations hereunder.

20. GOVERNING LAW

This Note shall be governed by and construed under the laws of the State of Arizona.

 MAKER:

RIDGEWOOD HOTELS, INC., a Delaware corporation


By:             Its:



        EXHIBIT "A"

        LIST OF LOAN DOCUMENTS

        [All Dated September 30, 1999]


21. Secured Promissory Note in the principal amount of $1,333,000.00 executed by Ridgewood Hotels, Inc. ("Ridgewood") as Maker in favor of Louisville Hotel L.P. ("Louisville") as Holder.

22. Membership Interest Security Agreement executed by Ridgewood as Debtor in favor of Louisville as Creditor.

23. Secured Promissory Note [Arizona] in the principal amount of $300,000.00 executed by Ridgewood as Maker in favor of Louisville as Holder.

24. Deed of Trust executed by Ridgewood as Trustor in favor of Louisville as Beneficiary encumbering certain real property located in Glendale, Arizona (the "Arizona Deed of Trust").

25. Secured Promissory Note [Florida] in the principal amount of $300,000.00 executed by Ridgewood as Maker in favor of Louisville as Holder.

26. Mortgage, Assignment of Rents and Security Agreement executed by Ridgewood as Mortgagor in favor of Louisville as Mortgagee encumbering certain real property located in Orlando, Florida (the "Florida Deed of Trust").